EXHIBIT 99.1

SECOND QUARTER STATEMENT
June 30, 2005

World Class, Community Driven.

Pavilion Bancorp, Inc.

Chairman’s Message

To Our Shareholders:

At the end of the second quarter, our earnings continue to be less than those of the same period last year. As we noted in our first quarter report, much of the differential is due to some one-time expenses. However, the financial picture for Pavilion Bancorp remains strong, due in part to our aggressive commercial loan portfolio growth and the ability of our mortgage division to maintain a steady stream of revenue despite a softer mortgage market. An equally important positive influence on our year-to-date earnings has been the consistent control over expenses that Pavilion Bancorp has exercised.

As you may be aware, on May 20 Pavilion Bancorp completed the tender offer to purchase 128,832 shares of our common stock. The final count by the depositary of the tender offer showed that 193,279 shares of common stock were properly tendered and not withdrawn. Therefore, Pavilion Bancorp bought 128,832 shares of common stock at a purchase price of $66.00 per share. Following this purchase, there are 735,379 shares of Pavilion Bancorp common stock issued and outstanding as of June 30, 2005. To you who hold these shares, I am also pleased to confirm the Board’s approval of the 24 cent per share cash dividend enclosed with this statement.

Another noteworthy development this quarter was the launch of Bank of Lenawee’s newly redesigned and enhanced website, www.bankoflenawee.com. If you have not already visited this site, I encourage you to do so to see some of the new features available—and to link directly to the www.pavilionbancorp.com for the latest Pavilion Bancorp news.

In sum, I am proud of what Pavilion Bancorp has accomplished in the first half of 2005. As we continue to build momentum as a community-driven organization, we do so with the goal of providing you, our shareholders, with a strong return on your investment.

On behalf of the Board of Directors, Management and Staff, we thank you for your continued support.

Douglas L. Kapnick
Chairman of the Board

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe”, “expect”, or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements.

Officers:
Pavilion Bancorp, Inc

Douglas L. Kapnick
Chairman

Richard J. DeVies
President and
Chief Executive Officer

Board of Directors
Pavilion Bancorp, Inc. and
Bank of Lenawee

Douglas L. Kapnick
Chairman, Pavilion Bancorp, Inc.
President, Kapnick and Company, Inc.

Emory M. Schmidt
Chairman,
Bank of Lenawee
Richard J. DeVries
President and CEO
Pavilion Bankcorp, Inc.
and Bank of Lenawee

Fred R. Duncan
Retired
Edward J. Engle, Jr.
President,
Rima Manufacturing Company
Dan R. Hupp
 President,
Dan's Farm Supply

Pamela S. Fisher
Corporate Secretary
Mark D. Wolfe
 Interim Chief Financial Officer

Barbara A. Mitzel
 Area Manager,
Consumers Energy
Margaret M.S. Noe, J.D.
 Attorney
Terence R. Sheehan
 Vice President and Chief Financial Officer,
Brazeway, Inc.
J. David Stutzman
 General Manager
Raymond and Stutzman, LLC
Dr. Marinus VanOoyen
 Chief of Radiology,
Lenawee Health Alliance

World Class, Community Driven. 135 East Maumee Street Adrian, MI 49221 pavilionbancorp.com

CONSOLIDATED BALANCE SHEET

(000's omitted)	June 30 (Unaudited)
	2005	2004

Assets
Cash and due from banks	$10,005	$10,923

Market value of securities available for sale	29,950	24,921

Loans held for sale	792	2,593
Total loans	221,839	214,738
Less: allowance for loan losses	(2,649)	(2,353)

Net loans	219,190	212,385

Premises and equipment, net	5,626	5,664
Accrued interest receivable	1,611	1,562
Mortgage servicing assets	3,031	2,796
Other assets	1,380	1,019
Assets of discontinued operation	-	72,713

Total assets	$271,585	$334,576

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest-bearing	$42,473	$44,708
Interest-bearing	164,248	161,986
Total deposits	206,721	206,694
Federal funds purchase	4,520	9,080
Repurchase agreements	15,074	2,676
Federal Home Loan Bank advances	8,905	6,586
Accrued interest payable	392	208
Other liabilities	2,322	7,697
Subordinated debentures	5,000	5,000
Common stock subject to repurchase obligation in ESOP	4,654	4,115
Liabilities of discontinued operation	-	65,441

Total liabilities	247,588	307,497

Shareholders' equity
Common stock and paid-in capital, nOpar value:
3,000,000 shares authorized; shares issued and
outstanding 735,379 - 2005; 845,420 - 2004	9,054	10,377
Retained earnings	15,102	16,835
Unrealized (loss) on securities available for sale	(159)	(133)

Total shareholders' equity	23,997	27,079

Total liabilities and shareholders' equity	$271,585	$334,576

CONSOLIDATED STATEMENTS OF INCOME

(000's omitted except for earnings per share)	(Unaudited) Six Months ended June 30,
	2005	2004

Interest income
Loans, including fees	$6,955	$6,908
Securities	541	463
Federal funds sold and other	64	16

Total interest income	7,560	7,387

Interest expense
Deposits	1,392	1,074
Borrowed funds	414	314

Total interest expense	1,806	1,388

Net interest income	5,754	5,999
Provision for loan losses	180	152

Net interest income after
provision for loan losses	5,574	5,847

Noninterest income
Service charges on deposit accounts	624	709
Net gains on sale of loans	756	865
Loan servicing fees, net of amortization	271	224
Other income	187	171

Total other income	1,838	1,969

Noninterest expense
Salaries and employee benefits	3,825	3,352
Premises and equipment	877	826
Other expenses	1,645	1,557

Total other expenses	6,347	5,735

Income before income taxes	1,065	2,081
Federal income tax expense	342	661

Net income from continuing operations	723	1,420

Discontinued operations:
Income from operation of discontinued component	-	238
Provision for income taxes	-	40

Income from discontinued operation	-	198

Net income	$723	$1,618

Earnings per common share:
From continuing operation	$0.98	$1.68